EXHIBIT 11.1
                         RAILTEX, INC. AND SUBSIDIARIES

                       COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                       YEARS ENDED DECEMBER 31,
                                                                       ------------------------
                                                                       1994      1995     1996
                                                                       ------   ------   ------
Net Income .........................................................   $6,881   $6,898   $9,961
                                                                       ======   ======   ======
Weighted average number of Common Stock and
  Common Stock equivalents outstanding:
  Weighted average number of shares
  of Common Stock outstanding ......................................    7,157    8,699    9,111
Common Stock equivalents applicable to
      convertible senior subordinated notes(1) .....................      218       44     --
Weighted average number of Common
Stock equivalents applicable to stock options ......................      445      154      120
                                                                       ------   ------   ------
Common Stock and Common Stock equivalents ..........................    7,820    8,897    9,231
                                                                       ======   ======   ======
Earnings per share - primary .......................................   $ 0.88    $0.78    $1.08
                                                                       ======   ======   ======
Net Income .........................................................   $6,881   $6,898   $9,961
                                                                       ======   ======   ======
Weighted average number of Common Stock and Common Stock equivalents outstanding:
Weighted average number of shares
      of Common Stock outstanding ..................................    7,157    8,699    9,111
Common Stock equivalents applicable to
      convertible senior subordinated notes(1) .....................      218       44     --
Weighted average number of Common
Stock equivalents applicable to stock options ......................      445      154      133
                                                                       ------   ------   ------
Common Stock and Common Stock equivalents ..........................    7,820    8,897    9,244

Increase in dilutive incremental Common
      Stock applicable to stock options ............................     --       --       --
                                                                       ------   ------   ------
Common Stock assuming full dilution ................................    7,820    8,897    9,244
                                                                       ======   ======   ======
Earnings per share - fully diluted(2) ..............................   $ 0.88    $0.78    $1.08
                                                                       ======   ======   ======

(1) Convertible debt issued within one year prior to an initial public offering with a conversion price below the estimated initial public offering price has been included as outstanding for all periods specified by SAB No. 83 (Topic 4-D).

(2) This calculation is submitted in accordance with item 601(b)11 of regulation S-K although it is not required by APB Opinion No. 15 because it results in dilution of less than 3.0%.